UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 20, 2015

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	000-23265	94-3267443
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8510 Colonnade Center Drive Raleigh, North Carolina	27615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 862-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 20, 2015, Salix Pharmaceuticals, Ltd., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Valeant Pharmaceuticals International, a Delaware corporation (“Parent”), Sun Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and solely for purposes of Section 8.16 of the Merger Agreement, Valeant Pharmaceuticals International, Inc., a British Columbia corporation (“Guarantor”), pursuant to which, among other things, Merger Sub will commence a cash tender offer (the “Offer”) for all of the outstanding shares (collectively, the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), upon the terms and subject to the conditions of the Merger Agreement.

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Parent has agreed to cause Merger Sub to commence the Offer for all of the Shares at a purchase price of $158.00 per Share (the “Offer Price”), payable net to the holder in cash, without interest, subject to any withholding of taxes. The Offer will be scheduled to expire on the 20th business day following the commencement of the Offer unless extended in accordance with the terms of the Merger Agreement and applicable law. As soon as practicable following the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) pursuant to the provisions of Section 251(h) of the Delaware General Corporation Law (the “DGCL”), with no stockholder vote required to consummate the Merger, and the Company will survive as a wholly owned subsidiary of Parent.

The obligations of Parent and Merger Sub to consummate the Offer are subject to the condition that there be validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its subsidiaries immediately prior to the expiration date, represent at least one Share more than 50% of the sum of (x) the total number of Shares outstanding at the time of the expiration of the Offer and (y) the aggregate number of Shares that the Company would be required to issue upon conversion, settlement or exercise of all then outstanding options, benefit plans, obligations or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares (such condition, the “Minimum Condition”). The Minimum Condition may not be waived by Parent or Merger Sub without the prior written consent of the Company. Consummation of the Offer is also subject to customary closing conditions, each as set forth in the Merger Agreement, including, among others, the expiration or termination of the applicable waiting period under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Neither the Offer nor the Merger is subject to a financing condition.

At the effective time of the Merger (the “Effective Time”), any Shares not purchased pursuant to the Offer (other than Shares owned by stockholders who are entitled to demand and properly demand appraisal rights in accordance with Section 262 of the DGCL and who have otherwise complied with all applicable provisions of Section 262 of the DGCL, and Shares held in the treasury of the Company or owned of record by any Company subsidiary, and all Shares owned of record by Guarantor, Parent, Merger Sub or any of their respective wholly owned subsidiaries) will be automatically converted into the right to receive cash in an amount equal to the Offer Price, payable net to the holder in cash, without interest, subject to any withholding of taxes. At the Effective Time, each unexpired and unexercised option to purchase shares of Company Common Stock (each, a “Company Option”), under any stock plan of the Company, whether or not exercisable or vested, will be cancelled, and each holder thereof shall receive a single lump sum cash payment, subject to any applicable withholding tax, without interest, equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock previously subject to such Company Option and (ii) the excess, if any, of the Offer Price over the exercise price per share of Company Common Stock previously subject to such Company Option. At the Effective Time, Company restricted shares will be cashed out at the Offer Price in accordance with the terms of the Merger Agreement.

The Merger Agreement contains representations, warranties and covenants of the parties customary for transactions of this type. The Company has agreed that, between the date of the Merger Agreement and the Effective Time, to operate its business and the business of its subsidiaries in the ordinary course and has agreed to certain other operating covenants, as set forth more fully in the Merger Agreement.

The Company has agreed not to solicit alternative acquisition proposals. However, the Company may, subject to the terms and conditions set forth in the Merger Agreement, furnish information to, and engage in discussions and negotiations with, a third party that makes an unsolicited acquisition proposal that the Company’s Board of Directors determines in good faith constitutes or could reasonably be expected to result in a superior proposal and after consultation with its outside counsel, the Company’s Board of Directors determines in good faith that failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law. Under certain circumstances and upon compliance with certain notice and other specified conditions set forth in the Merger Agreement, the Company may terminate the Merger Agreement to accept a superior proposal.

The Merger Agreement contains certain termination rights for both Parent and the Company, including in the event that the offer is not consummated by August 20, 2015 and further provides that, upon termination of the Merger Agreement under certain circumstances relating to competing acquisition proposals, including if the Company terminates the Merger Agreement to accept a superior proposal, or where the Company’s Board of Directors changes its recommendation in favor of the transaction, the Company may be required to pay Parent a termination fee of $356,400,000 and reimburse the documented out-of-pocket expenses of Guarantor, Parent and Merger Sub in connection with the transaction up to a maximum of $50,000,000 in the aggregate. Each party also has rights to specific performance as set forth in the Merger Agreement. Guarantor has guaranteed the performance by Parent and Merger Sub of their obligations under the Merger Agreement.

The representations, warranties and covenants contained in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement. In addition, such representations, warranties and covenants (i) are intended not as statements of fact, but rather as a way of allocating the risk between the parties to the Merger Agreement, (ii) have been qualified by reference to confidential disclosures made by the parties in connection with the Merger Agreement and (iii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company or Guarantor. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company or its business. Stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub, Guarantor or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The foregoing description of the Offer, the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 8.01.	Other Events.

On February 22, 2015, the Company and Guarantor issued a joint press release, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein, announcing the execution of the Merger Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of February 20, 2015, by and among Valeant Pharmaceuticals International, Sun Merger Sub, Inc., Valeant Pharmaceuticals International, Inc., and Salix Pharmaceuticals, Ltd.*

99.1	Joint Press Release issued by Salix Pharmaceuticals, Ltd. and Valeant Pharmaceuticals International, Inc. on February 22, 2015.

*	In accordance with Item 601(b)(2) of Regulation S-K, certain schedules have not been filed. Salix Pharmaceuticals, Ltd. hereby agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

Important Additional Information and Where to Find It

The Offer described in this document has not commenced. This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the SEC by Parent and Merger Sub, and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by the Company. The Offer will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO.

THE COMPANY’S STOCKHOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The Company’s stockholders may obtain a free copy of these documents, when they become available, and other documents filed by the Company at the SEC’s website at www.sec.gov. Copies of the Company’s filings with the SEC may be obtained free of charge at the “Investors” section of the Company’s website at www.salix.com or by contacting the Investor Relations Department of the Company at 919-862-1000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2015	SALIX PHARMACEUTICALS, LTD.

	By:	/s/ WILLIAM BERTRAND, JR.
William Bertrand, Jr.
Acting Chief Operating Officer, Executive Vice President and General Counsel

Exhibit Index

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of February 20, 2015, by and among Valeant Pharmaceuticals International, Sun Merger Sub, Inc., Valeant Pharmaceuticals International, Inc., and Salix Pharmaceuticals, Ltd.*

99.1	Joint Press Release issued by Salix Pharmaceuticals, Ltd. and Valeant Pharmaceuticals International, Inc. on February 22, 2015.

*	In accordance with Item 601(b)(2) of Regulation S-K, certain schedules have not been filed. Salix Pharmaceuticals, Ltd. hereby agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.